Exhibit 10.1

Execution Version

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION
LOAN AND SECURITY AGREEMENT

by and among

SORRENTO THERAPEUTICS, INC.

SCINTILLA PHARMACEUTICALS, INC.

as Borrowers,

and

JMB CAPITAL PARTNERS LENDING, LLC,
as Lender

Dated as of March 30, 2023

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5.	AFFIRMATIVE COVENANTS.	22

5.1	Reports	22
5.2	Reporting; Approved Budget; Conference Calls	23
5.3	Existence	24
5.4	Maintenance of Properties; Permits	24
5.5	Taxes	24
5.6	Insurance	24
5.7	Inspection	25
5.8	Environmental	25
5.9	Compliance with Laws	25
5.10	Disclosure Updates	25
5.11	Further Assurances	25
5.12	[Reserved]	25
5.13	Approved Budget	26
5.14	Carve Out Trigger Notice Reserve	26
5.15	Pledged Securities	26
5.16	Joinder of Existing Subsidiaries	26

6.	NEGATIVE COVENANTS.	26

6.1	Indebtedness	26
6.2	Liens	27
6.3	Restrictions on Fundamental Changes	27
6.4	Disposal of Assets	27
6.5	Change Name	28
6.6	Nature of Business	28
6.7	Material Leases or Contracts; Amendments	28
6.8	Change of Control	28
6.9	Accounting Methods	28
6.10	Transactions with Affiliates	28
6.11	Use of Proceeds	28
6.12	Limitation on Capital Expenditures	29
6.13	Chapter 11 Cases.	29
6.14	Plan	29
6.15	Acquisitions, Loans or Investments	29
6.16	Payments on Indebtedness	29
6.17	Distributions or Redemptions	29
6.18	Transfer of Pledged Securities	30
6.19	Formation of Subsidiaries.	30

7.	GUARANTY.	30

7.1	Guaranty	30
7.2	Separate Obligation	30
7.3	Limitation of Guaranty	30
7.4	Liability of Guarantors	30
7.5	Consents of Guarantors	31
7.6	Guarantor’s Waivers	31
7.7	Continuing Guaranty	32
7.8	Reinstatement	32

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8.	EVENTS OF DEFAULT.	33

8.1	Event of Default	33
8.2	Rights and Remedies	35
8.3	Application of Proceeds upon Event of Default	36
8.4	Remedies Cumulative	36
8.5	Acknowledgments	36

9.	PRIORITY AND COLLATERAL SECURITY.	36

9.1	Super-priority Claims; Subordination in favor of the Lender Liens	36
9.2	Grant of Security Interest in the Collateral	37
9.3	Representations and Warranties in Connection with Security Interest	37
9.4	Lender’s Ability to Perform Obligations on Behalf of Borrowers with Respect to the Collateral	38
9.5	Filing of Financing Statements	38
9.6	No Discharge; Survival of Claims	38

10.	WAIVERS; INDEMNIFICATION.	38

10.1	Demand; Protest; etc	38
10.2	Lender’s Liability for Collateral	38
10.3	Indemnification	38

11.	NOTICES.	39

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	40

13.	AMENDMENTS; WAIVERS; SUCCESSORS.	42

13.1	Amendments and Waivers	42
13.2	No Waivers; Cumulative Remedies	42
13.3	Successors	42

14.	GENERAL PROVISIONS.	42

14.1	Effectiveness	42
14.2	Section Headings	42
14.3	Interpretation	42
14.4	Severability of Provisions	42
14.5	Debtor-Creditor Relationship	42
14.6	Counterparts; Electronic Execution	43
14.7	Revival and Reinstatement of Obligations	43
14.8	Integration..	43

15.	Joint and Several Obligations	43

16.	Additional Loan Parties.	44

17.	Treatment of certain information.	44

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Exhibits

Exhibit A – Form of Compliance Certificate

Exhibit B – Approved Budget

Exhibit C – Reporting Requirements

Exhibit D – Form of Notice of Borrowing

Exhibit E – Form of Guarantor Joinder Agreement

Schedules

Schedule A – Authorized Persons

Schedule D – Designated Account and Designated Account Bank

Schedule 4.1 – Organizational Chart

Schedule 4.5 – Uniform Commercial Code Filing Information

Schedule 4.6 – Litigation and Commercial Tort Claims

Schedule 4.8 – Existing Indebtedness

Schedule 4.9 – Taxes

Schedule 4.11 – Pledged Securities

Schedule 4.12 – Maintenance of Properties; Permits

Schedule 6.2 – Existing Liens

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SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION
LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of March 30, 2023 (the “Effective Date”), by and among SORRENTO THERAPEUTICS, INC. (“Sorrento”), a Delaware corporation, SCINTILLA PHARMACEUTICALS, INC., a Delaware corporation (together with Sorrento, each a “Borrower” and collectively, the “Borrowers”), as borrowers, the guarantors from time to time a party hereto (each a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”), and JMB CAPITAL PARTNERS LENDING, LLC, a California limited liability company, as lender (“Lender”).

WHEREAS, on February 13, 2022 (the “Petition Date”), the Borrowers commenced a voluntary bankruptcy proceeding (together with any other chapter 11 case by any Loan Party, collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”), which are being jointly administered under the lead case filed by Sorrento, Case No. 23-90085 (DRJ);

WHEREAS, each Borrower remains in possession of its business and manages its properties as debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have requested that Lender provide financing to the Borrowers consisting of a senior secured super-priority multiple draw term loan in a maximum principal amount of Seventy-Five Million Dollars ($75,000,000) (the “Facility”) pursuant to Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code;

WHEREAS, Lender has indicated its willingness to agree to extend the Facility to the Borrowers upon the terms and conditions set forth in this Agreement, the DIP Orders, and in the other Loan Documents, and in accordance with Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code, so long as the Obligations are (i) secured by priming Liens on the Collateral granted by the Borrowers as hereinafter provided and (ii) given superpriority status as provided in the DIP Orders;

WHEREAS, the Borrowers have agreed to grant to the Lender a priming security interest in all their assets as Collateral, and the Borrowers have further agreed that the Lender shall have Super-priority Claims in the Chapter 11 Cases for the repayment of the Obligations pursuant to the DIP Orders, subject to the approval of the Bankruptcy Court;

WHEREAS, on February 21, 2023, the Bankruptcy Court entered an order approving the Facility on an interim basis (the “Interim Order”), and authorizing the Borrowers to borrow and enter into this Agreement and the other Loan Documents; and

WHEREAS, on February 27, 2023, the Borrowers made a draw on the Facility in the principal amount of $30,000,000 pursuant to the Interim Order (the “Initial Draw”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1            Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptable 363 Sale” means a sale of all or substantially all of the Borrowers’ assets pursuant to Section 363 of the Bankruptcy Code, subject to the following conditions: the Lender shall have reviewed and approved in writing (with email being sufficient) in its reasonable discretion any “stalking horse” asset purchase agreement (the “Stalking Horse Purchase Agreement”), the bidding procedures governing a sale of any portion of the DIP Collateral pursuant to Section 363 of the Bankruptcy Code (the “Bidding Procedures”), any order or proposed order approving the Bidding Procedures (the “Bidding Procedures Order”), any order or proposed order approving a sale of all or any portion of the DIP Collateral pursuant to Section 363 of the Bankruptcy Code (a “Sale Order”), and any motions seeking entry of a Sale Order or approval of the Bidding Procedures.

“Acceptable Plan” means a plan of reorganization or liquidation for the Chapter 11 Cases that (i) (x) provides for the indefeasible payment in full in cash of the Obligations, in exchange for full discharge thereof, on or prior to the effective date of the plan as a condition to the effectiveness thereof or (y) is otherwise approved in writing (with email being sufficient) by the Lender, and (ii) contains releases, exculpations, waivers and indemnification for the Lender in form and substance reasonably acceptable to the Lender in its reasonable discretion.

“Additional Documents” has the meaning set forth in Section 5.11.

“Additional Draws” means each Draw requested by Administrative Borrower and advanced by Lender to Borrowers on or after the Bankruptcy Court’s entry of the Final Order.

“Administrative Borrower” means Sorrento Therapeutics, Inc.

“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting equity interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowed Professional Fees” has the meaning set forth in the DIP Orders.

“Approved Budget” has the meaning specified in Section 5.2(b).

“Authorized Person” means any one of the individuals identified on Schedule A, as such schedule is updated from time to time by written notice from the Administrative Borrower to the Lender.

“Avoidance Actions” means any actions under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Borrower(s)” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect prior to the adoption and/or effectiveness of Accounting Standards Codification No. 842 or any successor or replacement accounting provisions.

“Carve Out” has the meaning set forth in the DIP Orders.

“Carve Out Draw” has the meaning set forth in Section 2.1(b).

“Carve Out Trigger Notice” has the meaning set forth in the DIP Orders.

“Carve Out Trigger Notice Reserve” has the meaning set forth in the DIP Orders.

“Cash Collateral” has the meaning set forth in the DIP Orders.

“Cash Operating Disbursements” means disbursements of the type listed under the “Cash Operating Disbursements” category in the Approved Budget; provided that, for the avoidance of doubt, Cash Operating Disbursements shall include contingency disbursements but exclude Other Disbursements.

“Cash Operating Receipts” means receipts of the type listed under the “Cash Operating Receipts” line item in the Approved Budget.

“CCC” has the meaning specified in Section 7.6(c).

“Change of Control” means, except with respect to the consummation of a Sale (whether under a plan of reorganization or under Section 363 of the Bankruptcy Code), the acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), after the date of this Agreement, of (i) the beneficial ownership, directly or indirectly, of 50% or more of the voting equity interests of Sorrento or (ii) all or substantially all of the assets of the Loan Parties, taken as a whole, except as permitted in this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Collateral” means, collectively, (a) all prepetition and post-petition real property and all prepetition and post-petition tangible and intangible personal property of the Borrowers, in each case wherever located and whether now owned or hereafter acquired, including, but not limited to, all accounts, contracts rights, chattel paper, cash, general intangibles, intellectual property, machinery, equipment, goods, inventory, furniture, fixtures, letter of credit rights, books and records, deposit accounts, documents, instruments, arbitration awards, commercial tort claims (as more fully described on Schedule 4.6 and any judgments related thereto), money, insurance, receivables, receivables records, collateral support, supporting obligations and instruments, all interests in leaseholds and real properties, all patents, copyrights, trademarks (but excluding trademark applications or “amendments to alleged use” filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.)), trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), all equity interests (including, without limitation, the Pledged Securities), all books and records relating to the foregoing, and all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (in each case as the foregoing are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (and, if defined in more than one Article of such Uniform Commercial Code, shall have the meaning given in Article 9 thereof)), and (b) actions brought under section 549 of the Bankruptcy Code to recover any post-petition transfer of the Collateral and Avoidance Actions and proceeds of Avoidance Actions; provided that the Collateral shall not include (a) the Excluded Assets, (b) property subject to a purchase money lien, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third party consent thereunder or (c) the Carve Out Trigger Notice Reserve or any contents or proceeds thereof; provided that the exclusions set forth in the foregoing clauses shall not apply to any equity or residual value of such property or the proceeds, products, substitutions or replacements of the foregoing property unless such proceeds, products, substitutions or replacements would themselves constitute property excluded pursuant to foregoing clauses.

“Commitment” means the commitment of the Lender to make Loans hereunder. The aggregate amount of the Lender’s Commitment is Seventy-Five Million Dollars ($75,000,000), subject to the terms of this Agreement and the DIP Orders.

“Commitment Fee” means the fee equal to two and a half percent (2.50%) of the amount of the Commitment, which fee was fully earned and non-refundable upon entry of the Interim Order and paid in full out of the proceeds of the Initial Draw pursuant to the Interim Order.

“Committee” means the statutory committee of unsecured creditors appointed by the United States Trustee in relation to the Chapter 11 Cases, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the Authorized Person of Borrowers to the Lender.

“Control Agreement” means a deposit account control agreement, in form and substance reasonably acceptable to Lender, executed and delivered by the Borrowers, the Lender and the applicable bank institution, with respect to each Deposit Account (other than Excluded Accounts), which agreement is sufficient to give the Lender “control” (within the meaning of Article 8 and 9 of the UCC) over such Deposit Account and provide that such bank institution shall agree to follow Lender’s instructions with respect to all funds in such Deposit Account.

“Cynviloq Award” means the final award issued on December 19, 2022 in Sorrento Therapeutics, Inc. v. NantPharma, LLC, AAA Case No. 01-19-0001-0303 (filed April 3, 2019).

“Daily Balance” means, as of any date of determination and with respect to any fixed monetary Obligations, the amount of such Obligations owed at the end of such day.

“Debtor” means each Borrower in such Borrower’s capacity as a bankruptcy debtor.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default or a default under the terms of this Agreement.

“Default Rate” has the meaning specified in Section 2.4(b).

“Deposit Account” means any deposit account, as that term is defined in the UCC.

“Designated Account” means the Deposit Account of the Administrative Borrower identified in Schedule D.

“Designated Account Bank” means the financial institution identified in Schedule D.

“DIP Orders” means the Interim Order and/or the Final Order as applicable.

“Disbursement and Capital Expenditure Variance” has the meaning specified in Section 5.2(d).

“Dollars” or “$” means United States dollars.

“Draw” has the meaning set forth in Section 2.1(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party relating to or arising out of violations of Environmental Laws or releases of Hazardous Materials (a) from any Collateral; (b) from adjoining properties or businesses of any real property that constitutes Collateral, or (c) from or onto any facilities, with respect to the Collateral, which received Hazardous Materials generated by the Borrowers.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Borrowers, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Assets” means, with respect to any Loan Party (a) Excluded Accounts, (b) the capital stock held by such in (i) any subsidiary that is not a direct subsidiary of a Loan Party and (ii) any direct subsidiary of such Loan Party that is a foreign subsidiary, except for (A) sixty-five percent (65.0%) of the issued and outstanding capital stock in any such direct subsidiary entitled to vote (within the meaning of Treasury Regulations Section 1.956- 2(c)(2)) and (B) one hundred percent (100.0%) of the issued and outstanding capital stock in any such direct subsidiary not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)), (c) any property or asset to the extent that the grant of a security interest is prohibited or effectively restricted by any contractual restriction or applicable law (only so long as such prohibition exists and subject to any limitation on such prohibitions under the Bankruptcy Code) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws or a consent not obtained from an unaffiliated third party, and (d) such Loan Party’s non-residential real property leases (or leasehold interest created thereby) that restrict or prohibit the grant of such liens or any security deposits held pursuant to such leases; provided, however, that such assets shall be included (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such property not subject to the prohibitions set forth above.

“Excluded Accounts” means: (a) deposit and/or securities accounts, the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes, in such amounts as are required, in the reasonable judgment of the Borrowers, to be paid to the Internal Revenue Service or state or local government agencies, with respect to employees of any of the Loan Parties, or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. §–2510.3–102 on behalf of, or for the benefit of, employees of one (1) or more Loan Parties; and (b) all tax accounts (including, without limitation, sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts, and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case of this clause (b), so long as such account is used solely for such purpose.

“Exit Fee” means the fee equal to seven percent (7.00%) of (i) the amount of the Initial Draw, which was fully earned and non-refundable upon the Bankruptcy Court’s entry of the Interim Order, and (ii) the amount of Commitment less the amount of the Initial Draw, which shall be fully earned and non-refundable upon the Bankruptcy Court’s entry of the Final Order.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Facility” has the meaning specified in the recitals to this Agreement.

“Fees” means all fees due to the Lender under this Agreement, any Loan Document or the DIP Orders, including the Commitment Fee, the Exit Fee and the Funding Fee.

“Final Order” means a final order of the Bankruptcy Court, substantially in the form of the Interim Order, authorizing and approving the Borrowers’ entry into this Agreement and the other Loan Documents, in a form and substance satisfactory to the Lender, in its reasonable discretion, on a final basis.

“Funding Fee” means the fee of two and half percent (2.5%) of the amount of each Draw, which fee shall be fully earned, non-refundable and payable at the time of each Draw.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guaranty” means the terms and provisions of Article 7.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other similar obligations then owing in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products, or (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified in Section 10.3.

“Indemnified Person” has the meaning specified in Section 10.3.

“Information” has the meaning specified in Article 17.

“Initial Approved Budget” has the meaning specified in Section 5.2(b).

“Initial Draw” has the meaning specified in the recitals to this Agreement.

“Interim Order” has the meaning specified in the recitals to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all reasonable and documented (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender, (b) out-of-pocket fees or charges paid or incurred by the Lender in connection with its transactions with the Borrowers under any of the Loan Documents, including, but not limited to, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording or publication, (c) out-of-pocket costs and expenses incurred by the Lender in the disbursement of funds to the Borrowers (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by the Lender resulting from the dishonor of checks payable by or to the Borrowers, (e) out-of-pocket costs, fees (including reasonable and documented attorneys’ fees) and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) [reserved], (g) out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender relationship with the Loan Parties, (h) out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Lender incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (i) out-of-pocket fees and expenses of the Lender related to any due diligence in connection with the Facility or meetings with the Loan Parties in connection with the Facility, (j) costs and expenses of the Lender (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning the Loan Parties or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (k) all other reasonable and documented fees and expenses of other professionals retained by Lender, with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required following an Event of Default).

“Lender Related Person” means the Lender, together with its officers, directors, employees, attorneys, representatives and agents.

“Lien” means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), mortgage, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any title retention agreement, the interest of a lessor under a Capital Lease, and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the loan accounts maintained by the Lender in the name of a Borrower in which shall be recorded the date and amount of each Draw made by the Borrower and the amount of each payment in respect thereof.

“Loan Documents” means this Agreement, DIP Orders, the Additional Documents, the Security Documents, and any other notes or security agreements executed by Loan Parties in connection with the Agreement in favor of the Lender, any other agreement entered into, now or in the future, by any Loan Party and the Lender in connection with this Agreement and designated as a Loan Document, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loans” means all Draws advanced by Lender to Borrowers under this Agreement.

“Material Adverse Change” means, other than with respect to the Chapter 11 Cases, any event, condition, circumstance or contingency that, individually or in the aggregate, (a) has had or could reasonably be expected to have, a material adverse effect on the business, operations, performance, prospects or financial condition of the Loan Parties, taken as a whole, (b) has resulted in, or could reasonably be expected to result in, a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to the Lender under this Agreement or the DIP Orders (other than as permitted hereunder or as a result of an action or failure to take action by the Lender) or of Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) has had or could reasonably be expected to have, a material adverse effect on the ability of any Loan Party, taken as a whole, to perform its payment obligations under this Agreement or the DIP Orders, or (d) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral, taken as a whole, or the priority of such Liens, as provided in the DIP Orders.

“Material Contract” means each contract or agreement as to which the breach, nonperformance, cancellation, termination, loss, expiration or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means the earliest of: (i) July 31, 2023; (ii) the effective date of a plan of reorganization of the Chapter 11 Cases; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code; (iv) the date of acceleration of the Obligations and the termination of the Commitment pursuant to this Agreement; (v) the dismissal of the Chapter 11 Cases or its conversion to a case under Chapter 7 of the Bankruptcy Code; and (vi) April 6, 2023 (or such later date agreed to by Lender in its sole discretion), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

“Measuring Period” has the meaning specified in Section 5.2(d).

“Net Cash Proceeds” means with respect to any sale or disposition of Collateral by any Person, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith, after deducting therefrom only (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, other fees, commissions, and expenses related thereto and required to be paid in connection with such sale or disposition, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale or disposition, (iii) taxes paid or payable to any taxing authorities in connection with such sale or disposition, (iv) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above), and (v) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of any Loan Party as a result thereof.

“Net Operating Disbursements” means Cash Operating Receipts less Cash Operating Disbursements.

“Net Operating Disbursements Variance” means, for each Measuring Period, the difference, expressed as a percentage, between (a) actual Net Operating Disbursements for such Measuring Period and (b) projected Net Operating Disbursements for such Measuring Period, as set forth in the relevant Approved Budget.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Obligations” means (a) all loans, including, without limitation, the Loans, debts, principal, interest, contingent reimbursement or indemnification obligations, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), Fees, Lender Expenses, premiums, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, guaranties, covenants, and duties of any kind and description owing by the Loan Parties, to the Lender pursuant to or evidenced by the Loan Documents and/or pursuant to or in connection with any one or more documents, instruments or agreements described in clause (i) of the definition of Lender Expenses and, in each case, irrespective of whether for the payment of money, of the Loan Parties to the Lender under the Loan Documents and the DIP Orders, and including all interest not paid when due and all other expenses or other amounts that Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents including, without limitation, including in connection with the collection or enforcement of or preservation of rights of the Lender under the Loan Documents.

“Ordinary Course” and “Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person’s business and undertaken in good faith.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company.

“Other Disbursements” means disbursements of the type listed under the “Other Disbursements” category in the Approved Budget; provided that, for the avoidance of doubt, Other Disbursements shall include Professional Fees, interest payments in respect of the Loans and other expenses paid pursuant to the DIP Orders.

“Payment Account” means the Deposit Account of the Lender notified in writing to the Borrowers.

“Permits” means any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Indebtedness” has the meaning set forth in Section 6.1.

“Permitted Liens” means:

(a)            all Liens created by the Loan Documents and the DIP Orders (including the Carve Out, Adequate Protection Liens and Adequate Protection Super-priority Claims, as defined therein);

(b)            Liens existing on the Effective Date and listed on Schedule 6.2 and any renewals, substitutions or extensions thereof; provided that (i) the property or asset covered thereby has not changed, (ii) the outstanding principal amount thereof secured by such property or asset does not increase (unless otherwise permitted pursuant to the terms of the documentation (as in effect as of the Effective Date) in respect of such Liens), and (iii) the Loan Party liable with respect there to has not changed;

(c)            Liens for Taxes that are not delinquent or thereafter payable and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            Statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business for amounts not overdue or subject to Permitted Protest;

(e)            (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits of cash securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;

(g)            easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially detract from the value or use of the property subject thereto, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrower’s ability to pay the Obligations in a timely manner or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the Ordinary Course of Business, and consistent with past practice;

(j)            receipts of progress payments and advances from customers in the Ordinary Course of Business, and consistent with past practice, to the extent same creates a Lien on the related inventory and proceeds thereof;

(k)            Liens on the Equity Interests of subsidiaries to the extent constituting Excluded Assets;

(l)            Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) in existence for less than thirty (30) days after the entry thereof or with respect to which execution has been stayed and which do not constitute an Event of Default;

(m)            non-exclusive licenses and sublicenses of intellectual property entered into in the Ordinary Course of Business;

(n)            normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions incurred in connection with the maintenance of such deposits in the Ordinary Course and not arising in connection with the issuance or repayment of Indebtedness;

(o)            Liens that are contractual rights of setoff relating to pooled deposit or sweep accounts of the Borrowers or their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Loan Parties;

(p)            Liens on insurance policies and the proceeds thereof solely securing the financing of the premiums with respect thereto; and

(q)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole.

“Permitted Protest” means the right of any Borrower or other Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment; provided that (a) a reserve with respect to such obligation is established on such Borrower’s or other Loan Party’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such other Loan Party in good faith and (c) the Lender is satisfied in its reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Transfers” means, any time after June 15, 2023, a sale of Collateral not to exceed gross proceeds of $20,000,000 subject to the following conditions: (a) no Default or Event of Default has occurred and is continuing or would occur after giving effect to any proposed Permitted Transfer, (b) the Borrowers have filed an Acceptable Plan (or otherwise provides for the payment in full in cash of the Obligations in a manner satisfactory to the Lender in its sole discretion) and (c) the proceeds thereof are used solely to fund working capital of Borrowers in accordance with the Approved Budget.

“Permitted Variance” means a positive 20.00% or less Net Operating Disbursements Variance.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning set forth in the recitals hereto.

“Pledged Securities” any Equity Interests now owned or obtained in the future by any Borrower, as more fully described on Schedule 14.11 with respect to Pledged Securities as of the Effective Date.

“Post Carve Out Notice Trigger Cap” has the meaning set forth in the DIP Orders.

“Pre-Trigger Date Fees” has the meaning set forth in the DIP Orders.

“Professional Fees” means all unpaid fees and expenses incurred by persons or firms retained by the Loan Parties pursuant to Sections 327, 328, 329, 330, 331, 363, or 503(b)(4) of the Bankruptcy Code; provided that to the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Remedies Notice” has the meaning set forth in the applicable DIP Order.

“Remedies Notice Period” has the meaning set forth in the applicable DIP Order.

“Required Lien Priority” has the meaning set forth in Section 9.1(a)(iii).

“Sale” means the sale of all or substantially all of the assets of Borrowers or any other Loan Party to any party, including the Lender, or any of its Affiliates, pursuant to an Acceptable 363 Sale or pursuant to an Acceptable Plan.

“Schedules” means those certain schedules annexed hereto and made a part hereof.

“Security Documents” means (i) all UCC financing statements, or amendments or continuations thereof, and (ii) any other security agreements, Control Agreements, documents or filings in connection with the perfection of the Liens hereunder.

“Sorrento” has the meaning set forth in the preamble to this Agreement.

“Stay Relief Hearing” has the meaning set forth in the applicable DIP Order.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, governors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Super-priority Claim” has the meaning set forth in Section 9.1(a)(i).

“Term Sheet” means that certain Term Sheet dated February 19, 2023, by and between the Borrowers and Lender.

“Trigger Date” has the meaning set forth in the DIP Orders.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” means the United States of America.

“Updated Approved Budget” has the meaning specified in Section 5.2(c).

“Variance Report” has the meaning specified in Section 5.2(d).

“Voidable Transfer” has the meaning set forth in Section 14.7.

1.2            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if the Administrative Borrower notifies the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Administrative Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Lender and the Administrative Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of the Lender and the Administrative Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrowers on a consolidated basis, unless the context clearly requires otherwise.

1.3            UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4            Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations (with all such Obligations consisting of monetary or payment Obligations having been paid in full in cash) and the irrevocable termination of all Commitments under this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5            Schedules and Exhibits. All schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.            LOAN AND TERMS OF PAYMENT.

2.1            Agreement to Lend; Delayed Draw; Security Documents and Loan Documents.

(a)            Subject to the terms and conditions of the DIP Orders and this Agreement, Lender agrees, subject to the satisfaction or waiver of the conditions precedent in Section 3.1 or 3.2, as applicable, to make advances to the Borrowers (together with the Initial Draw, each a “Draw” and collectively, the “Draws”); provided that (i) in no event shall the outstanding Loans exceed the Commitment, and (ii) each Draw shall be in an amount not less than $5,000,000. The Initial Draw was already advanced to the Borrowers in accordance with the Term Sheet and as set forth in the Interim Order. Each Draw shall permanently decrease the Commitment, and any Loan, or portion thereof, that is repaid or prepaid (whether as an optional prepayment or a mandatory prepayment) cannot be reborrowed.

(b)            Notwithstanding clause (a) above, so long as there is availability under the Commitment, the Borrowers shall be permitted to request a Draw in the amount of the Carve Out less any Carve Out Trigger Notice Reserve notwithstanding the occurrence of a Default, Event of Default or Trigger Date (the “Carve Out Draw”), provided, however, that the Carve Out shall not create any obligation on the part of the Lender to satisfy any Allowed Professional Fees.

(c)            The Loans shall be secured by the Collateral as set forth in this Agreement, the DIP Orders, and the other Loan Documents.

(d)            The Borrowers agree that they are jointly and severally liable for the prompt payment and performance of all Obligations under the Loan Documents. Each Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full (including the Exit Fee) on the Maturity Date.

2.2            Borrowing Procedures. Each Draw under Section 2.1(a) shall be made by a written request substantially in the form of the Notice of Borrowing attached hereto as Exhibit D (each such written request, a “Notice of Borrowing”) executed by an Authorized Person of the Administrative Borrower, accompanied by a Compliance Certificate, and delivered to the Lender no later than five (5) Business Days prior to the requested funding date but in no event later than five (5) days before the Maturity Date; provided that (i) Administrative Borrower shall submit such requests only after entry of the Interim Order or the Final Order, as applicable and (ii) the aggregate amount of all such Loans, including any Carve Out Draw, shall not exceed the aggregate Commitment. Upon satisfaction or waiver of the conditions precedent specified herein, the Lender shall make the proceeds of the relevant Draw available to the Borrowers on the requested funding date by causing the principal amount of the relevant Draw to be credited to the Designated Account or such other Deposit Account of the Borrowers notified in writing to the Lender.

2.3            Payments; Reductions of the Commitment; Prepayments.

(a)            Payments by the Borrowers. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Payment Account for the account of the Lender and shall be made in immediately available funds, no later than 4:00 p.m. (Eastern time) on the date specified herein. Any payment received by the Lender later than 4:00 p.m. (Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)            Application of Payments and Proceeds. All payments remitted to the Lender and all proceeds of Collateral received by the Lender shall be applied as follows (unless otherwise directed by the Lender):

(i)            first, to pay any Lender Expenses then owed to the Lender or Lender Related Persons in accordance with the DIP Orders, or indemnities then due to the Lender under the Loan Documents, until paid in full;

(ii)            second, to pay any Fees then due to the Lender under the Loan Documents until paid in full;

(iii)            third, to pay interest due in respect of the Loans until paid in full;

(iv)            fourth, to pay the principal of all Loans until paid in full;

(v)            fifth, to pay any other Obligations until paid in full; and

(vi)            sixth, to Borrowers (to be wired to the Designated Account or any other Deposit Account of the Borrowers notified in writing to the Lender from time to time) or as otherwise required by applicable law.

In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in any other Loan Document (except for the DIP Orders), it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern. Notwithstanding the foregoing, to the extent there is a conflict between the DIP Orders and any other Loan Document, the DIP Orders shall control and govern.

(c)            Optional Prepayments. Upon five (5) Business Days’ prior notice to Lender, Borrowers may prepay any Loan, in whole or in part, at any time, provided that (i) the principal amount being prepaid shall be an amount not less than $5,000,000, and (ii) any such prepayments under this clause (c) shall be applied in the order set forth in Section 2.3(b).

Pursuant to California Civil Code Section 2954.10, Borrowers expressly waive their right to prepay the Loans except as expressly permitted herein.

(d)            Mandatory Prepayments.

(i)            Dispositions. Within one (1) Business Day of the date of receipt by the Borrowers or any other Loan Party of the Net Cash Proceeds of any disposition (whether through a voluntary or involuntary sale, the loss, destruction or damage thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof or otherwise) of Collateral described in Section 6.4, the Borrowers shall prepay such portion of the outstanding amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds, condemnation awards, and payments in lieu thereof) received in connection with such sales or dispositions, plus the accrued interest and Exit Fee as applied to the amount of such prepayment. Nothing contained in this Section 2.3(d)(i) shall permit the Borrowers to sell any Collateral other than in accordance with Section 6.4. In no event shall any amount paid to Lender under this Section 2.3(d)(i) exceed the outstanding amount of the Obligations.

(ii)            Indebtedness. Within one (1) Business Day of the date of incurrence by any Borrower or any other Loan Party of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the incurrence of such Indebtedness plus the accrued interest and Exit Fee as applied to the principal amount of such prepayment. The provisions of this Section 2.3(d)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

2.4            Interest Rates and Rates, Payments and Calculations.

(a)            Interest Rate. Except as provided in Section 2.4(b), all Loans shall bear interest on the Daily Balance thereof at a rate equal to fourteen percent (14.00%) per annum. For the purpose of calculating interest under this Section 2.4(a), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(b)            Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to three percent (3.00%) plus the then applicable interest rate (the “Default Rate”), and the Default Rate may be applied retroactively to the date of the occurrences of the related Event of Default. For the purpose of calculating interest under this Section 2.4(b), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(c)            Payment. Except to the extent provided to the contrary herein, interest, all Fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Expenses payable hereunder or under any of the other Loan Documents, shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or the Loans are outstanding and shall be paid to the Payment Account, subject to the procedures set forth in the DIP Orders (to the extent applicable). Each Borrower agrees that the Lender have all rights of setoff and bankers’ lien provided by applicable law on account of any accounts maintained at the Lender, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, upon prior notice to the Administrative Borrower, the Lender may apply all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter with the Lender to the payment of any Obligations of the Borrowers hereunder, whether or not then due. Without affecting each Borrower’s continuing obligation to pay all Obligations hereunder when due, in the event that any amounts are due hereunder and remain unpaid when due (with any such failure constituting an Event of Default hereunder), Administrative Borrower shall be deemed to have made a request for a Draw in such amount and the Lender shall charge the Loan Account in an amount equal to the aggregate principal amount of such Draw and thereafter such Draw shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to Obligations (including default interest as set forth under this Agreement) until the indefeasible payment in full of all Obligations.

(d)            Computation. All interest and fees chargeable under the Loan Documents shall be computed based on a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e)            Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5            Crediting Payments; Clearance Charge. The receipt of any payment item by the Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.

2.6            Designated Account. Borrowers agree to maintain the Designated Account with the Designated Account Bank and to receive the proceeds of the Draws requested by Borrowers and made by Lender hereunder in such Designated Account.

2.7            Statements of Obligations. The Lender shall maintain true, correct and complete electronic or written records evidencing the Indebtedness and other Obligations owed by the Borrowers to the Lender, in which the Lender will record in the Loan Account (i) the amount of all Loans made under this Agreement, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from the Borrowers to the Lender under this Agreement and (iii) all amounts received by the Lender under this Agreement from the Borrowers.

2.8            Fees.

(a)            Commitment Fee. Upon entry of the Interim Order, Borrowers paid the Commitment Fee and applicable Lender Expenses, including reasonable attorney’s fees incurred on or prior to the date of the Initial Funding, to the Lender from the proceeds of the Initial Draw.

(b)            Funding Fee. Upon the funding of each Draw, the Borrowers shall pay to Lender from the proceeds of such Draw (i) the Funding Fee and (ii) the applicable Lender Expenses, including reasonable attorney’s fees. For the avoidance of doubt, the Funding Fee due in connection with the Initial Draw was paid out of the proceeds of the Initial Draw.

(c)            Exit Fee. Upon any voluntary or mandatory repayment or satisfaction of the Obligations in whole or in part, the Borrowers shall pay (i) the Exit Fee and (ii) the applicable Lender Expenses, including reasonable attorney’s fees to the Lender. For the avoidance of doubt, the full amount of the Exit Fee shall be (i) earned upon the Bankruptcy Court’s entry of (1) the Interim Order solely with respect to the Initial Draw, and (2) the Final Order on the full amount of the Commitment (less the amount of the Initial Draw) and (ii) due and payable upon the Maturity Date, regardless of the amount of Draws actually made under the Agreement or the amount of the unused Commitment; provided, however, if the Maturity Date has occurred solely as a result of the occurrence or continuation of an Event of Default under this Agreement or any other Loan Document, then the Exit Fee shall not be payable until the Obligations have been accelerated by the Lender.

The Fees payable to the Lender under this Agreement, the DIP Orders or any of the other Loan Documents shall not be subject to proration and shall be non-refundable and non-avoidable obligations of the Borrowers and shall be paid by the Borrowers in full in cash, or deducted from the applicable Draw, as the case may be.

3.            CONDITIONS; TERM OF AGREEMENT.

3.1            Conditions Precedent to the Initial Draw. Borrowers represent and warrant that at the time the Initial Draw was requested and was advanced by Lender to Borrowers, all of the conditions precedent to the Initial Draw set forth in Section 15 of the Term Sheet were satisfied.

3.2      Conditions Precedent to the Effective Date. The effectiveness of this Agreement and the agreements hereunder of the Lender shall be subject to the satisfaction of the conditions specified below (unless waived by the Lender in its sole discretion): (a)      Not later than April 6, 2023, the Final Order shall have been entered by the Bankruptcy Court, which Final Order shall be in the form of the Interim Order with such changes as are customary for a final order or otherwise are acceptable to the Lender, and such Final Order shall be in full force and effect and shall not have been reversed, modified, stayed vacated, appealed or subject to a stay pending appeal. The Borrowers and the Lender be entitled to rely in good faith upon the Final Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant offer has been stayed by a court of competent jurisdiction.

(b)            The Lender shall have received all necessary UCC financing statements and other documentation necessary to provide the Lender with a valid, perfected priming security interest in the Collateral pledged by the Borrowers.

(c)            The Lender shall have received copies of UCC, tax, and judgment lien searches and title reports, in each case satisfactory to the Lender in its sole discretion.

(d)            The Lender shall have received from Borrowers an Updated Approved Budget, acceptable to the Lender in its reasonable discretion, attached hereto as Exhibit B.

(e)            The parties shall have executed and delivered this Agreement, the Loan Documents and all other documents required by the Lender as a condition to the Effective Date and in connection with the transactions contemplated by this Agreement and shall be substantially consistent with the Term Sheet or in form and substance reasonably satisfactory to the Lender.

3.3            Conditions Precedent to the Additional Draws. The Lender shall not be required to make any Additional Draws unless and until all of the conditions specified below shall have been satisfied or waived by the Lender in its sole discretion:

(a)            The representations and warranties of Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(b)            No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

(c)            No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party or the Lender.

(d)            No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in the Lender’s reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(e)            The DIP Orders shall not be stayed or subject to appeal.

(f)            The Borrowers shall be in compliance in all respects with the Final Order and the Loan Parties shall be in compliance in all respects with the Loan Documents.

(g)            [Reserved]

(h)            The Administrative Borrower shall have delivered a Notice of Borrowing to the Lender.

(i)            All Fees required to be paid under this Agreement as of the date of any such Draw shall have been paid or will be paid from the proceeds of such Draw.

(j)            Since the Petition Date, there shall not have occurred a Material Adverse Change.

(k)            Lender shall received from Borrowers an Updated Approved Budget, acceptable to the Lender in its reasonable discretion.

(l)            No DIP Order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the Lender.

3.4            Maturity. This Agreement shall continue in full force and effect until the payment in full of the Obligations. All Obligations including, without limitation, the outstanding unpaid principal balance and all accrued and unpaid interest and all Fees (including, without limitation, the Exit Fee) on the Loans shall be due and payable on the Maturity Date.

3.5            Effect of Maturity. On the Maturity Date, the Commitment of the Lender to provide any additional credit hereunder shall automatically be terminated and all Obligations immediately shall become due and payable without notice or demand. No termination of the obligations of Lender (other than payment in full of the Obligations and termination of the Commitment) shall relieve or discharge the Borrowers of their respective duties, obligations, or covenants hereunder or under any other Loan Document and the Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitment has been terminated. When all of the Obligations have been indefeasibly paid in full in immediately available funds and Lender have no further obligation hereunder to fund further Loans, the Lender will, at the Borrowers’ expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and Liens previously filed by the Lender with respect to the Obligations.

4.            REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender. Each Borrower further represents that such representations and warranties shall be true, correct, and complete, in all material respects, as of the Effective Date, and shall be true, correct, and complete, in all material respects, as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement until all Obligations have been indefeasibly paid in full:

4.1            Due Organization and Qualification. Each Borrower (i) is duly formed and existing and in good standing under the laws of the jurisdiction of its formation, (ii) where the ownership of Collateral requires such qualification, is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Change, and (iii) subject to the Bankruptcy Court’s entry of the applicable DIP Order and any limitation under the Bankruptcy Code or other debtor relief law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Schedule 4.1 is an organizational chart showing the complete and accurate ownership structure of the Borrowers.

4.2            Due Authorization. The execution, delivery, and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of such Borrower and, with respect to such Borrower, is only subject to the Bankruptcy Court’s entry of the applicable DIP Order.

4.3            Binding Obligations. Each Loan Document has been duly executed and delivered by each Borrower that is a party thereto and, subject to the entry of the Interim Order or Final Order, as applicable, is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.4            Title to Properties. Except for Permitted Liens, each Borrower has (i) good, sufficient and legal title to, and (ii) good and marketable title to (in the case of personal property), all of such Borrower’s right, interest and title in the Collateral.

4.5            Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number.

(a)            The name (within the meaning of Section 9-503 of the UCC), jurisdiction of formation, tax identification numbers and organizational identification number (if any) of each Borrower are as set forth on Schedule 4.5 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Lender).

(b)            The chief executive office of each Borrower is located at the address indicated on Schedule 4.5 (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Lender).

4.6            Litigation. Other than the Chapter 11 Cases and as set forth on Schedule 4.6, there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to the Borrowers seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement), or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Change. Schedule 4.6 contains all of the commercial tort claims against any Borrower, pending or threatened, known to any Borrower as of the Petition Date.

4.7            Fraudulent Transfer. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Borrower.

4.8            Indebtedness. Set forth on Schedule 4.8 is a true and complete list of all Indebtedness of the Borrowers outstanding as of the Petition Date.

4.9            Payment of Taxes. Except as provided on Schedule 4.9, all United States federal, state and other material tax returns and reports of the Borrowers required to be filed by the Borrowers with respect to the Collateral have been timely filed, and all taxes due with respect to the period covered by such tax returns and all material assessments, fees and other governmental charges upon any Collateral that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest. With respect to the Collateral, no Borrower is aware of any proposed material tax assessment against any Borrower with respect to United States federal, state or municipal taxes.

4.10            Approved Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the Approved Budget. The Approved Budget may be amended or otherwise modified from time to time with the written consent of the Lender in its reasonable discretion so long as such amendments or modifications are in accordance with the DIP Orders and this Agreement; provided that (i) the total amount of Loans provided pursuant to the Approved Budget shall not exceed the total amount of the initial Commitment authorized by the DIP Orders, and (ii) until entry of the Final Order, the total amount of Loans provided pursuant to the Approved Budget shall not exceed the amount of the Initial Draw.

4.11            Pledged Securities. The only equity interests of any Person owned by any Borrower or other Loan Party as of the Effective Date are listed on Schedule 4.11.

4.12            Permits. Except as set forth on Schedule 4.12, as of the Effective Date, each Loan Party is in compliance with, and has, all Permits that, as of the Effective Date, are required for the operation of its business and for the execution, delivery and performance by, and enforcement against, such Borrower of each Loan Document. Except as set forth in Schedule 4.12, as of the Effective Date, no Loan Party is in breach of or default under the provisions of any such Permit, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing, which in each case could reasonably be expected to have a Material Adverse Change.

4.13            No Other Representations. Except for the representations and warranties contained in this Article 4 (including the related portions of the Schedules), no Loan Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Borrowers or any other Loan Party including, without limitation, any representation or warranty as to the accuracy or completeness of any information, documents or material delivered to the Lender or made available to the Lender. Lender hereby acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Lender has relied solely upon its own investigation and the express representations and warranties of the Borrowers set forth in this Article 4 (including the related portions of the Schedules) and (b) no Loan Party nor any other Person has made any representation or warranty except as expressly set forth in this Article 4 (including the related portions of the Schedules).

5.            AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of the Commitment and the indefeasible payment in full in cash of the Obligations (other than contingent or indemnification obligations not then due), it shall comply with each of the following, as applicable:

5.1            Reports; Certificates. Borrowers shall deliver to the Lender (a) promptly upon becoming aware of any Default, notice of such Default; (b) promptly upon becoming aware of any litigation threatened in writing against any Borrower or filed (other than any adversary proceeding filed in the Chapter 11 Cases), or any event (other than events of public knowledge in the Chapter 11 Cases), in each case which could reasonably be expected to have a Material Adverse Change, notice of such litigation or event; and (c) at the time a Notice of Borrowing is furnished to the Lender in connection with any requested Draw, a Compliance Certificate. In addition, the Borrowers agree to maintain a system of accounting that enables the Borrowers to produce unaudited financial statements in accordance with GAAP.

5.2            Reporting; Approved Budget; Conference Calls.

(a)            The Borrowers shall comply with the agreements, requirements, covenants and undertakings applicable to it set forth in Exhibit C, in accordance with the terms thereof.

(b)            The Borrowers have delivered to the Lender an extended weekly Approved Budget for the period commencing on February 26, 2023 through at least May 26, 2023 that sets forth in reasonable detail and separated into line items for each category of receipts or disbursements, all of the Borrowers’ projected (i) unused availability of the Commitment under this Agreement, (ii) Cash Operating Receipts, (ii) Cash Operating Disbursements, and (iii) Other Disbursements, each on a weekly basis and in form and substance reasonably acceptable to the Lender (the “Initial Approved Budget”, as modified from time to time in accordance herewith, the “Approved Budget”), which is attached hereto as Exhibit B.

(c)            Every fourth Wednesday following the Initial Approved Budget’s approval (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), the Borrowers shall deliver an updated Approved Budget extending the term thereof (each an “Updated Approved Budget”). Lender, in its reasonable discretion, shall have the right to approve or reject any Updated Approved Budget or any amendments by providing the Borrowers specific notice thereof within five (5) Business Days after the delivery by the Borrowers of an Updated Approved Budget. To the extent the Lender provides written notice rejecting the Updated Approved Budget, the then existing Approved Budget shall continue to constitute the Approved Budget until such time as an update or amendment is approved by the Lender. In the event the Lender does not provide written notice of its rejection of the proposed updates within such five (5)-day period, the Lender shall be deemed to have approved the Updated Approved Budget. Upon approval, the Updated Approved Budget shall become the Approved Budget.

(d)            On Thursday of every week following delivery by the Borrowers of the Updated Approved Budget (or, to the extent such Thursday is not a Business Day, the next Business Day thereafter), the Borrowers shall deliver to the Lender a variance report, in a form satisfactory to the Lender, for the rolling cumulative four (4)-week period ending the prior Friday (each a “Measuring Period”) calculating the Net Operating Disbursements Variance for such Measuring Period; and explaining in reasonable detail all material Net Operating Disbursements Variance (each such report, a “Variance Report”).

(e)            [Reserved].

(f)            The Borrowers (or their financial advisor) shall use commercially reasonable efforts to participate in a weekly conference call at such time to be agreed between the Borrowers and the Lender, if requested by the Lender, commencing on the fourth week following the Petition Date regarding the Approved Budget, management issues, sale process, and other matters. If reasonably requested by the Lender, the chief restructuring officer or the chief financial officer of the Borrowers shall participate in such conference calls.

(g)            Material Contracts; Sale Offers. Other than defaults existing as of the date hereof, the Borrowers shall deliver to the Lender (i) promptly upon the Borrowers becoming aware of any default (other than the filing of the Chapter 11 Cases) or other material breach under any Material Contract to which any Borrower is a party, notice of such defaults or breaches, and (ii) promptly notify the Lender upon any written offer by a third party to purchase all or substantially all of the assets of any Borrower, or to purchase all or substantially all of the equity of the Borrowers, in a binding bid related to a potential Sale.

5.3            Existence. At all times, the Borrowers shall (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of incorporation or formation) and (b) maintain all its rights and franchises, licenses and permits, except where the failure to maintain any such rights and franchises, or licenses and permits would not reasonably be expected to result in a Material Adverse Change.

5.4            Maintenance of Properties; Permits. The Borrowers shall (a) maintain and preserve the Collateral that is necessary to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted to the extent permitted by the Approved Budget and the Permitted Variance, (b) comply with the material provisions of all material leases related to the Collateral pledged by it, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest and (c) maintain, comply with and keep in full force and effect its Permits with respect to the Collateral pledged by it, unless failure to do so would not result in a Material Adverse Change. The Borrowers shall comply with, and obtain and maintain, all Permits required for the operation of its business, unless failure to do so would not result in a Material Adverse Change.

5.5            Taxes. The Borrowers shall cause all assessments and taxes imposed, levied, or assessed after the Petition Date against any Collateral to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that any such assessments and taxes shall be paid as part of a Sale or pursuant to the Approved Budget or that is subject to a Permitted Protest.

5.6            Insurance. At the relevant Borrowers’ expense, the Borrowers shall maintain insurance with respect to the Collateral in which the Borrowers have any right, interest or title, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and consistent with the Borrowers’ insurance policies in effect on the Petition Date. The Borrowers shall maintain general liability, director’s and officer’s liability insurance, fiduciary liability insurance, employment practices liability insurance, title insurance as well as insurance against larceny, embezzlement, and criminal misappropriation, consistent with the Borrowers’ insurance policies in effect on the Petition Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Lender. All property insurance policies covering the Collateral are, reasonably promptly after the Effective Date (but not more than fifteen (15) Business Days thereafter), to be made payable to the Lender, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Lender may reasonably require to fully protect the Lender’s interest in the Collateral and any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Lender, reasonably promptly after the Effective Date (but not more than fifteen (15) Business Days thereafter), with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Lender and shall provide for not less than thirty (30) days (fifteen (15) in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If the Borrowers fail to maintain the insurance required by this Section 5.6, the Lender may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Administrative Borrower shall give the Lender prompt notice of any loss covered by the casualty or business interruption insurance of any Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7            Inspection. The Borrowers shall permit the Lender and each of its duly authorized representatives or agent to visit any of its properties and inspect any of its Collateral or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Lender may reasonably require and, so long as no Default or Event of Default exists, with reasonable prior notice to the applicable Loan Party.

5.8            Environmental. The Loan Parties shall:

(a)            Comply with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected result in a Material Adverse Change.

(b)            Promptly notify the Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party that would reasonably be expected to result in a Material Adverse Change.

(c)            Promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Lender with written notice of (i) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, which Environmental Action may would reasonably be expected to result in a Material Adverse Change, and (ii) written notice of a violation, citation, or other administrative order from a Governmental Authority, which would reasonably be expected to result in a Material Adverse Change.

5.9            Compliance with Laws. The Loan Parties shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.10            Disclosure Updates. The Loan Parties shall promptly, and in no event later than five (5) Business Days after obtaining actual knowledge thereof, notify the Lender of any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished to the Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules or reports hereto, except as expressly provided hereunder.

5.11            Further Assurances. Upon reasonable written notice from the Lender, the Loan Parties shall use commercially reasonable efforts to execute and deliver to the Lender any and all Security Documents, fixture filings, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Lender may reasonably request in form and substance reasonably satisfactory to the Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in all the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal).

5.12            [Reserved].

5.13            Approved Budget. Borrowers shall comply with the Approved Budget (as updated and supplemented in accordance with this Agreement), subject to the Permitted Variance.

5.14            Carve Out Trigger Notice Reserve. The Borrowers shall deposit and hold in a segregated account the Carve Out Trigger Notice Reserve to pay such then unpaid Allowed Professional Fees prior to any and all other claims. The Carve Out Trigger Notice Reserve shall be funded by the Borrowers on a weekly basis and shall contain an amount equal to the amount of Pre-Trigger Date Fees reflected in the Approved Budget from the Petition Date through the weekly date of funding.

5.15            Pledged Securities. The Pledged Securities (other than the Equity Interests of any Borrower pledged hereunder) in the securities accounts noted on Schedule 4.11 shall at all times remain in such securities accounts noted on such Schedule 4.11 and, on a monthly basis, the Borrowers shall provide to Lender a copy of the statement from the securities intermediary which sets forth the balance of such Pledged Securities and confirms that no transfers have been made other than a Permitted Transfer in accordance with the terms of this Agreement.

5.16            Joinder of Existing Subsidiaries. The Borrowers shall cause any of their Subsidiaries that join the Chapter 11 Cases or otherwise commence a chapter 11 case under the Bankruptcy Code to be joined as a Guarantor under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit F.

6.            NEGATIVE COVENANTS.

The Loan Parties covenant and agree that, until termination of the Commitment and payment in full of the Obligations, the Loan Parties will not do any of the following without the prior consent of the Lender in its sole discretion:

6.1            Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness with respect to the Collateral, except for the following (“Permitted Indebtedness”):

(a)            Indebtedness evidenced by this Agreement and the other Loan Documents (including, for the avoidance of doubt, the Carve Out);

(b)            Indebtedness outstanding as of the Petition Date and listed on Schedule 4.8 and any refinancing Indebtedness in respect thereof in an amount not to exceed the principal amount of such original indebtedness except by an amount no greater than accrued and unpaid interest with respect to such original indebtedness and any reasonable fees, premium and expenses relating to such renewal or refinancing;

(c)            unsecured obligations (contingent or otherwise) of any Borrower existing or arising under any swap contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such swap contract is not for speculative purposes;

(d)            obligations under any cash management agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements incurred in the Ordinary Course of Business;

(e)            unsecured Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the Ordinary Course of Business;

(f)            unsecured Indebtedness incurred by any Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, and such obligations are reimbursed promptly (but no more than thirty (30) days) following such drawing, reimbursement obligation or incurrence;

(g)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (g) above below;

(h)            guarantees with respect to Indebtedness permitted under this Section 6.1; and

(i)            intercompany Indebtedness of a Loan Party incurred in the Ordinary Course of Business, and consistent with past practice in an aggregate amount not exceeding $10,000,000.00.

6.2            Liens. Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3            Restrictions on Fundamental Changes. Except in connection with an Acceptable Plan or Acceptable 363 Sale approved by the Bankruptcy Court or otherwise with the prior written consent of the Lender:

(a)            no Loan Party shall enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests;

(b)            no Loan Party shall liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); and

(c)            no Loan Party shall suspend or close a substantial portion of its business.

6.4            Disposal of Assets. Except in connection with an Acceptable Plan or Acceptable 363 Sale, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral pledged by the Borrowers, other than:

(a)            dispositions of inventory of any goods or assets made in the Ordinary Course of Business and consistent with past practice;

(b)            dispositions of surplus, obsolete or worn-out assets or assets no longer used or useful in the conduct of business of the Borrower and consistent with past practice; and

(c)            Permitted Transfers.

6.5            Change Name. Change any Loan Party’s name, state of organization or organizational identity, except upon ten (10) Business Days prior written notice to the Lender.

6.6            Nature of Business. Make any change in the nature of any Loan Party’s business or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent any Loan Party from (i) engaging in any business that is reasonably related or ancillary to its or their business, or (ii) complying with any requirement of the Bankruptcy Code.

6.7            Material Leases or Contracts; Amendments. Change or modify (i) the material terms of any of its Material Contracts in connection with Collateral except in a manner that could not reasonably be expected to result in a Material Adverse Change, or (ii) any of its Organizational Documents in a manner that is adverse to the Lender.

6.8            Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9            Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.10            Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party, except for (a) transactions that are in the Ordinary Course of Business of such Loan Party and are consistent with such Loan Party’s past practice, or (b) are otherwise in connection with the permitted transactions described in Sections 6.1, 6.2, 6.3, 6.4, 6.15 and 6.19, including, for the avoidance of doubt, such as various employee incentive and retention programs (in compliance with the Bankruptcy Code) among Loan Parties and their respective Affiliates.

6.11            Use of Proceeds. Use the proceeds of the Loans for any purpose other than to fund payments related to the: (a) working capital and other general corporate purposes of the Borrowers, subject to the Approved Budget and the Permitted Variance; (b) the payment of Allowed Professional Fees and bankruptcy-related expenses, subject to the Carve Out, and in each case, consistent with, subject to, and within the categories and limitations contained in the DIP Orders and the Approved Budget; (c) Fees and Lender Expenses payable under this Agreement; and (d) interest and other amounts payable under this Agreement. Notwithstanding anything to the contrary in this Agreement, or any other Loan Document, the proceeds of the Loans or Collateral, or any portion of the Carve-Out, shall not be used directly or indirectly by any Borrower, any other Loan Party, the Committee any other official committee appointed in the Chapter 11 Cases, or any trustee appointed in the Chapter 11 Cases or any successor cases, including any case under Chapter 7 of the Bankruptcy Code, or any other Person:

(a)            in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation: (i) against the Lender, or its respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors, or any action purporting to do the foregoing in respect of the Obligations, Lender’s Liens on the Collateral, or Lender’s claims in the Chapter 11 Cases; or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Obligations and/or the liens, claims, rights, or security interests granted under the DIP Orders, the Documents, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise;

(b)            to prevent, hinder, or otherwise delay the Lender’s enforcement or realization on the Obligations, Collateral, and the liens, claims and rights granted to such parties under the applicable DIP Order, each in accordance with the Loan Documents and the applicable DIP Order; provided, however, that this shall not apply to objections to the Final Order;

(c)            to seek to modify, stay, vacate or amend any of the rights and remedies granted to the Lender under the DIP Orders (other than with the consents contemplated thereunder), or the Loan Documents, as applicable; or

(d)            to apply to the Bankruptcy Court for authority to approve Super-priority Claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the Collateral or any portion thereof that are senior to, or on parity with, the Lender’s Liens on the Collateral or the Lender’s claims in the Chapter 11 Cases, unless permitted under the Loan Documents or unless all Obligations, and claims granted to the Lender under the applicable DIP Order have been refinanced or paid in full in cash or otherwise agreed to in writing by the Lender.

6.12          Limitation on Capital Expenditures. Except as set forth in the Approved Budget, make or incur any Capital Expenditure.

6.13          Chapter 11 Cases. Seek approval from the Bankruptcy Court for approval of, consent or suffer to exist (i) any modification, stay, vacation or amendment to the DIP Orders; (ii) in connection with the Collateral, a priority claim for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b), 506(b) or (c) or 507(b) of the Bankruptcy Code) equal to or superior to the priority claim of the Lender in respect to the Collateral; and (iii) any Lien on Collateral having a priority equal or superior to the Liens in favor of the Lender in respect of the Obligations, other than as required under a purchase agreement with respect to the good faith deposit thereunder.

6.14          Plan. Propose and/or support any plan that is not an Acceptable Plan.

6.15          Acquisitions, Loans or Investments. Make any acquisition, advance, loan or any other investment of any kind or nature other than:

(a)            investments held by any Loan Party in the form of cash or cash equivalents;

(b)            investments existing as of the Effective Date;

(c)            investments in any Person that is a Loan Party;

(d)            intercompany investments consisting of Indebtedness granted by a Loan Party to a non-Loan Party incurred in the Ordinary Course of Business, and consistent with past practice intercompany, in an aggregate amount not exceeding $10,000,000.00;

(e)            guarantees permitted by Section 6.1; and

(f)            investments consisting of Indebtedness, Liens, fundamental changes and dispositions permitted under Sections 6.1, 6.2, 6.3 and 6.4, respectively.

6.16          Payments on Indebtedness. Other than with respect to the Obligations or pursuant to the Approved Budget, make any payment when due with respect to any Indebtedness.

6.17          Distributions or Redemptions. Pay any dividends or distributions on, or make any redemptions of, any equity interest of any Loan Party other than to another Borrower.

6.18          Transfer of Pledged Securities. Except as otherwise set forth in Section 6.4, transfer, move, withdraw or otherwise exchange the Pledged Securities from the securities intermediary currently in place as of the Effective Date.

6.19          Formation of Subsidiaries. Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Effective Date, if such Subsidiary is to be added as a debtor in possession under the Chapter 11 Cases or otherwise commences a chapter 11 case under the Bankruptcy Code unless such Subsidiary is joined as a Guarantor under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit E, or otherwise with the written consent of Lender in its sole discretion.

7.            GUARANTY.

7.1            Guaranty. Each Guarantor unconditionally and irrevocably guarantees to the Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”).

7.2            Separate Obligation. Each Guarantor acknowledges and agrees that, in providing benefits to the Borrowers, the Lender is relying upon the enforceability of this Article 7 and the Guaranteed Obligations. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and Guarantors and shall in no way impair or adversely affect the rights or benefits of the Lender under this Article 7.

7.3            Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that the Lender can enforce under this Article 7, the Lender accepts such limitation on the amount of such Guarantor’s liability hereunder only to the extent needed to make this Article 7 fully enforceable and non-avoidable.

7.4            Liability of Guarantors. The liability of each Guarantor under this Article 7 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or Guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)            such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Lender’s exercise or enforcement of any remedy it may have against the Borrowers or any other Person, or against any Collateral or any security for any Guaranteed Obligations;

(b)            this guarantee is a guaranty of payment when due and not merely of collectability;

(c)            such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(d)            such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(i)            any proceeding under the Bankruptcy Code (except to the extent set forth in Section 7.3);

(ii)            any limitation, discharge, or cessation of the liability of any Borrower or any other Person for any Guaranteed Obligations due to any applicable law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)            any merger, acquisition, consolidation or change in structure of any Borrower, any Subsidiary thereof or any other Guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets of any Borrower or any other Person;

(iv)            any assignment or other transfer, in whole or in part, of the Lender’s interests in and rights under this Agreement (including this Section 7) or the other Loan Documents;

(v)            any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrowers, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)            the amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations; or

(vii)            the Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations.

7.5            Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(a)            the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b)            the time for Borrowers’ (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Lender may deem proper;

(c)            the Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(d)            the Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against any Borrower.

7.6            Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(a)            any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(b)            any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations;

(c)            any right, including but not limited to under Sections 2845 or 2850 of the California Civil Code (the “CCC”), to require Lender to institute suit against, or to exhaust any rights and remedies which Lender has or may have against, any Borrower or any other Loan Party or any third party or against any Collateral for the Obligations;

(d)            (i) any right to assert against Lender any defense (legal or equitable), set-off, counterclaim or claim which such Guarantor may now or at any time hereafter have against any Borrower or any other party liable to Lender, including, without limitation under Sections 2787 through 2855, 2899, and 3433; (ii) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any defense such Guarantor has to performance under this Guaranty, and any right Guarantor has to be exonerated, under Sections 2819, 2822, or 2825 of the CCC, or otherwise, arising by reason of the impairment or suspension of Lender’s rights or remedies against any Borrower, the alteration or modification by Lender of any of the Obligations of any Borrower, any discharge or release of any of the Obligations to Lender by operation of law as a result of Lender’s intervention or omission, or the acceptance by Lender of anything in partial satisfaction of any of the Obligations; (iv) the benefit of any statute of limitations affecting such Guarantor’s liability under this Guaranty or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability under this Guaranty; and

(e)            any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender, including but not limited to any defense based upon an election of remedies by Lender under Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any similar law of California, New York or any other jurisdiction; or (ii) any election by Lender under the Bankruptcy Code Section 1111(b) to limit the amount of, or any Collateral securing, its claim against the Borrowers.

As provided in Article 12 of this Agreement, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This Section 7.6 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Obligations.

7.7            Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitment and payment and performance in full of the Guaranteed Obligations.

7.8            Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrowers (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrowers, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code), or must otherwise be restored by the Lender in the Chapter 11 Cases of the Borrowers.

8.            EVENTS OF DEFAULT.

8.1            Event of Default. Any one or more of the following events shall constitute an event of default following giving of any applicable notice (if required) and the expiration of the applicable cure period (if any) (each, an “Event of Default”) under this Agreement:

(a)            The Borrowers shall fail to pay when due, any principal (including without limitation pursuant to Section 2.3(d) hereof);

(b)            The Borrowers shall fail to pay any interest or any Fees, costs due to Lender or any other amount (other than an amount referred to in subsection (a) above) under this Agreement or any Loan Document when and as the same shall become due and payable;

(c)            Any Loan Party shall fail to comply with its obligations under Sections 5.1(a), 5.3 (solely with respect to maintaining the Borrowers’ existence), 5.8, Article 6 and/or Article 9;

(d)            Other than as set forth in any other sub-section of this Section 8.1, any Loan Party shall fail to perform, or otherwise breach, any of its respective covenants or obligations contained in this Agreement, which failure or breach shall continue unremedied (i) for a period of three (3) Business Days if such breach relates to the terms or provisions of Sections 5.2(a), (b), (c) and/or (d), or (ii) for a period of ten (10) Business Days (or seven (7) Business Days if such breach relates to the terms or provisions of Section 5.4) after the earlier to occur of (x) the date on which such failure to comply is known or reasonably should have become known to any officer of the relevant Loan Party, or (y) the date on which the Lender shall have notified the relevant Loan Party of such failure; provided, however, that the period set forth in this clause (ii) shall not apply in the case of any failure which is not capable of being cured at all or within such ten period;

(e)            Any representation or warranty made by any Loan Party in this Agreement or in any agreement, certificate, instrument or financial statement or other statement delivered to the Lender pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made, which failure or breach shall continue for ten (10) Business Days after the date upon which such default is known or reasonably should have become known to any officer of the relevant Loan Party or it has received a written notice of such failure or breach from the Lender;

(f)            [Reserved];

(g)            Any Borrower shall file or obtain Bankruptcy Court approval of a disclosure statement for a plan of reorganization that is not an Acceptable Plan;

(h)            The entry of the Final Order shall have not occurred on or before April 6, 2023;

(i)            Except with respect to the Carve Out, the Borrowers shall file any motion or application, or the Bankruptcy Court grants the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Lender under the DIP Orders, or with respect to the Collateral or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the DIP Orders;

(j)            The DIP Orders shall cease to be in full force and effect from and after the date of entry thereof by the Bankruptcy Court without the prior written consent of Lender;

(k)            Non-compliance by any Loan Party with the terms of the DIP Orders, subject to any grace or cure period provided in such order or granted by order of a court in the Bankruptcy Case;

(l)            The entry of an order which provides relief from any stay or proceeding (including, without limitation, the automatic stay imposed pursuant to Section 362 of the Bankruptcy Code), which order permits any creditor, other than the Lender, to realize upon, or to exercise any right or remedy with respect to, any material asset of the Loan Parties to which a fair market value exceeds $30,000,000;

(m)            The entry of an order (i) surcharging any of the Collateral under Sections 105, 506(c), or any other section of the Bankruptcy Code, (ii) allowing any administrative expense claim having priority over or ranking in parity with the Lender’s claims or the rights, or (iii) resulting in the marshaling of any Collateral;

(n)            Conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or dismissal of a Chapter 11 Case or any subsequent case under Chapter 7 of the Bankruptcy Code, either voluntarily or involuntarily and the Obligations are not simultaneously indefeasibly paid in full;

(o)            Any DIP Order or any Loan Document is modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of the Lender (and no such consent shall be implied from any other authorization or acquiescence by the Lender);

(p)            The entry of an order appointing a trustee, responsible officer, or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Lender in its sole discretion;

(q)            Any action by any Borrower to (i) challenge the rights and remedies of the Lender under this Agreement in the Chapter 11 Cases or acting in a manner inconsistent with the Loan Documents or (ii) avoid or require disgorgement by the Lender of any amounts received in respect of the Obligations;

(r)            The making of any material payments in respect of prepetition obligations other than (i) as permitted by the DIP Orders, (ii) as permitted by any “first day” or “second day” orders reasonably satisfactory to the Lender, (iii) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the Lender, (iv) as permitted under this Agreement or any other Loan Documents, or (v) as otherwise agreed to by the Lender in writing;

(s)            The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Borrower to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Lender;

(t)            The Borrowers shall seek to, or support any other person’s motion to, (a) disallow in whole or in part the Obligations, (b) challenge the validity and enforceability of the Lender’s Liens, (c) contest any material provision of this Agreement or any Loan Document;

(u)            [Reserved]

(v)            The resignation or termination of the Borrowers’ chief restructuring officer in place as of the Closing Date, unless a replacement reasonably acceptable to the Lender is appointed within seven (7) days thereof;

(w)            Entry of a final non-appealable order vacating the Cynviloq Award;

(x)            The entry of an order by the Bankruptcy Court confirming a chapter 11 plan that is not an Acceptable Plan approving a Sale that is not an Acceptable 363 Sale;

(y)            A Variance Report showing a Net Operating Disbursement Variance greater than a Permitted Variance; or

(z)            The occurrence of a Change of Control.

8.2            Rights and Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default, and notwithstanding Section 362 of the Bankruptcy Code and without further order of the Bankruptcy Court or any other court or the initiation of any further proceeding with the Borrowers except as provided in this Section 8.2, in addition to any other rights or remedies provided for hereunder or under any other Loan Document (including the DIP Orders) or by the UCC or any other applicable law, the Lender may do any one or more of the following, in each case subject, as set forth in the DIP Orders, to the requirement for a Remedies Notice, Stay Relief Hearing and the expiration of the Remedies Notice Period:

(i)            declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, due and payable, and the Commitment terminated, in each case upon the expiration of the Remedies Notice Period, whereupon the Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers;

(ii)            terminate, restrict or reduce any Borrower’s ability to use Cash Collateral other than to pay expenses set forth in the Approved Budget that are necessary to avoid immediate and irreparable harm to the Borrowers’ estates; provided, however, that the Professional Fees and expenses of the Borrowers’ and the Committee’s professionals shall be governed by the DIP Orders;

(iii)            charge interest at the Default Rate;

(iv)            upon five (5) days’ prior written notice (which period shall be deemed to be reasonable notice) to the Administrative Borrower, in accordance with the terms hereof, and the United States Trustee and lead counsel for any creditors’ committee, obtain and liquidate the Collateral. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Lender to the Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and the Borrowers waive any other notice. The Lender may bid for and purchase the Collateral at any public sale. The Lender may bid and purchase any Collateral at a private sale if the Collateral in question has a readily ascertainable market value;

(v)            require the Borrowers to assemble all of the Collateral constituting personal property without judicial process pursuant to Section 9-609 of the UCC; and

(vi)            exercise any of its other rights under the Loan Documents, any rights granted under the Final Order and applicable law.

(b)            Subject to the terms of the Final Order, to the extent an Event of Default occurs as a result of the Borrowers failure to indefeasibly satisfy the Obligations in full by the Maturity Date, the Borrowers waive any right (i) to any notice period set forth in this Section 8.2 (except to the extent a notice period is required by operation of law) and (i) to challenge (x) whether or not the Maturity Date or an Event of Default has occurred, (y) the Lender’s exercise of its rights and remedies against the Collateral, including without limitation, any foreclosure through a state court proceeding, and (z) the applicability of the Default Rate.

8.3            Application of Proceeds upon Event of Default. The Lender shall apply the cash proceeds actually received from any foreclosure sale, other disposition of the Collateral upon an Event of Default as follows: (i) first, to fund the Carve Out (to the extent not fully funded by the Borrowers at such time), (ii) thereafter, as set forth in Section 2.3(b) hereof.

8.4            Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith or with the DIP Orders, as provided under the UCC, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

8.5            Acknowledgments. Notwithstanding anything herein to the contrary, the Lender acknowledges and agrees that in no event shall an “event of default” or “default” under any Indebtedness of any Borrower (other than the Indebtedness evidenced by this Agreement and the other Loan Documents), cause a Default or Event of Default hereunder, or cause a breach of any covenant described in Article 5 or Article 6 of this Agreement.

9.            PRIORITY AND COLLATERAL SECURITY.

9.1            Super-priority Claims; Subordination in favor of the Lender Liens.

(a)            Subject to the terms and conditions of the DIP Orders, Borrowers and each other Loan Party warrants and covenants that, except as otherwise expressly provided in this paragraph, the Obligations of Borrowers under the Loan Documents:

(i)            shall, in accordance with section 364(c)(1) of the Bankruptcy Code, constitute allowed senior administrative expense claims against each Borrower and their estates (the “Super-priority Claims”) with priority in payment over any and all administrative expenses at any time existing or arising, of any kind or nature whatsoever, including, without limitation, the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, including those resulting from the conversion of any of the Chapter 11 Cases pursuant to Section 1112 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment; provided, however, that the Super-priority Claims shall only be subject to and subordinate to (x) the Carve Out and (y) Permitted Liens so long as such liens were validly perfected as to the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code); and

(ii)            shall be, pursuant to Section 364(c)(2) of the Bankruptcy Code, secured by valid, enforceable, non-avoidable and perfected and automatic first priority liens on and security interests in favor of the Lender in all Collateral subject to and subordinate only to (x) the Carve Out and (y) the Permitted Liens so long as such liens were validly perfected as of the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code);

(iii)            shall be, pursuant to section 364(c)(3) of the Bankruptcy Code, secured by valid, enforceable, non-avoidable and perfected and automatic junior liens on and security interests in favor of the Lender in all Collateral (other than the Collateral described in Section 9.1(a)(ii) hereof, as to which Liens are described in such Section) (the forgoing lien priorities set forth in clauses (ii) - (iii) shall be referred to herein as the “Required Lien Priority”).

(b)            In the event any assets or property is transferred to any Borrower, such asset or property shall be subject in all respects to the Lender’s Liens (other than assets or property constituting Excluded Assets).

(c)            Notwithstanding anything to the contrary set forth above with respect to the Carve Out, nothing herein shall be construed to impair the ability of the Lender to object to the fees, expenses, reimbursement or compensation described in clauses (iii) or (iv) of the defined term “Carve Out” on any grounds.

(d)            The Super-priority Claims referred to in this Section 9.1 shall have the priority afforded to such Super-priority Claims in the DIP Orders.

9.2            Grant of Security Interest in the Collateral. Subject to the terms and conditions of the DIP Orders, to secure the payment and performance of the Obligations, each Loan Party hereby grants, pledges and assigns to the Lender the following:

(a)            Liens on Unencumbered Property. Pursuant to Section 364(c)(2) of the Bankruptcy Code, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected first priority senior liens and security interests in all Collateral, regardless of where located and subject only to (x) the Carve Out and (y) the Permitted Liens so long as such liens were validly perfected as of the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code).

(b)            Liens Junior to Other Liens. Pursuant to Section 364(c)(3) of the Bankruptcy Code, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected junior liens on and security interests in all Collateral (other than as set forth in clause (a) above).

9.3            Representations and Warranties in Connection with Security Interest. Each Borrower represents and warrants to the Lender as follows:

(a)            Subject to the approval of the Bankruptcy Court, each Borrower has full right and power to grant to the Lender a perfected, security interest and Lien, in accordance with the Required Lien Priority, on such Borrower’s respective interests in the Collateral pursuant to this Agreement and the other Loan Documents.

(b)            Subject to the approval of the Bankruptcy Court, upon (i) the execution and delivery of this Agreement, and (ii) the filing of the necessary financing statements and other appropriate filings or recordations and/or delivery of any necessary certificates, as applicable, the Lender will have a good, valid and perfected Lien and security interest in the Collateral granted by the applicable Borrower, in accordance with the Required Lien Priority, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, except the Permitted Liens and other restrictions previously disclosed to the Lender by the Borrowers prior to the Effective Date.

(c)            As of the Effective Date, no financing statement, mortgage or any other evidence of lien relating to any of the Collateral granted by any Borrower is on file in any public office except those on behalf of the Lender and those listed on Schedule 6.2.

9.4            Lender’s Ability to Perform Obligations on Behalf of Borrowers with Respect to the Collateral. The Lender shall have the right, but not the obligation, upon five (5) days’ written notice to the Borrowers, to perform on the Borrowers’ behalf any or all of the Borrowers’ obligations under this Agreement with respect to the Collateral, when such obligations are due, at the expense, for the account and at the sole risk of the applicable Borrower.

9.5            Filing of Financing Statements. The Borrowers irrevocably authorizes the Lender to prepare and file financing statements provided for by the UCC, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect, to perfect the Lender’s security interest in the Collateral, in all jurisdictions in which the Lender believes in its sole opinion that such filing is appropriate. The Borrowers also irrevocably authorizes the Lender to file such continuation statements and amendments and to take such other action as may be required or appropriate, in either case in the Lender’s sole judgment, in order to perfect and to continue the perfection of the Lender’s security interests in the Collateral, unless prohibited by law.

9.6            No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Borrowers hereby waive any discharge of the Obligations with respect to any plan of reorganization that shall not provide for the indefeasible payment in full in cash of the Obligations under this Agreement, unless the Lender, in its sole discretion, has otherwise agreed in writing to such treatment.

10.            WAIVERS; INDEMNIFICATION.

10.1            Demand; Protest; etc. To the extent permitted by applicable law or as expressly required pursuant to the terms of this Agreement, the Borrowers and the other Loan Parties waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which the Borrowers may in any way be liable.

10.2            Lender’s Liability for Collateral. As long as the Lender complies with its obligations, if any, under the UCC and applicable law, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers, except any thereof resulting from the gross negligence, bad faith or willful misconduct of the Lender as finally determined by a court of competent jurisdiction.

10.3            Indemnification. The Loan Parties shall pay, indemnify, defend, and hold the Lender Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) for any losses, claims, damages, liabilities, expenses, penalties, fined, actions, judgment, and disbursements of any kind or nature whatsoever (including reasonable and documented out of pocket fees and disbursements of experts, consultants and counsel) incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrowers’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Collateral or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any Collateral (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 10.3 (i) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person, or (ii) to the extent arising out of any loss, claim, damage, liability or expense that does not involve an act or omission of the Loan Parties and that is brought by an Indemnified Person against another Indemnified Person (other than claims against an Indemnified Person in its capacity or in fulfilling its role as the Lender under the Loan Documents). This provision shall survive the termination of this Agreement and the repayment of the Obligations.

11.            NOTICES.

All notices or demands relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any party hereunder or any service of process to any party hereunder, they shall be sent to the respective addresses set forth below:

If to the Borrowers:

Sorrento Therapeutics, Inc.

c/o Scintilla Pharmaceuticals, Inc.

4955 Directors Place

San Diego, CA 92121

Attn:                 Mohsin Y. Meghji, Chief Restructuring Officer

Telephone:      212-202-2300

Email:                mmeghji@m3-partners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:                  Caroline Reckler

Melissa Alwang

Telephone:       +1.312.876.7663

Email:                 Caroline.Reckler@lw.com

Melissa.Alwang@lw.com

If to the Lender:

JMB Capital Partners Lending, LLC

205 S. Martel Avenue

Los Angeles, CA 90036

Attn:                 Vikas Tandon

Telephone:       310-286-2929

Email:                 vikas@jmbcapital.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attn:                  Robert M. Hirsh

           Jordana L. Renert

           Fran Skoller

Email:                  rhirsh@lowenstein.com

            jrenert@lowenstein.com

                            fskoller@lowenstein.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Article 11, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof certified, return receipt requested in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received when sent upon confirmation of transmission as evidenced by a delivery receipt or similar electronic mail function. If any notice, disclosure, or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure, or report shall be deemed to have been required to be delivered on the immediately following Business Day.

12.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE LENDER OR SUCH LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT AND THAT THE BANKRUPTCY COURT WILL RETAIN EXCLUSIVE JURISDICTION WITH RESPECT TO ALL DISPUTES SO LONG AS THE CHAPTER 11 CASES REMAIN PENDING.

(c)            THE LOAN PARTIES AND THE LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWERS AND THE LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE LOAN PARTIES AND THE LENDER EACH WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(d)            JUDICIAL REFERENCE IN THE EVENT OF JURY TRIAL WAIVER UNENFORCEABILITY. IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH LOAN PARTY HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638, ET SEQ., ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, EACH LOAN PARTY AGREES TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE ITS BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES TO THE DISPUTE ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON. EACH BORROWER AGREES THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH EACH LOAN PARTY AGREEING TO THE SAME KNOWINGLY, AND BEING AFFORDED THE OPPORTUNITY TO HAVE LOAN PARTIES’ LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

13.            AMENDMENTS; WAIVERS; SUCCESSORS.

13.1            Amendments and Waivers. No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers or any other Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Borrowers that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

13.2            No Waivers; Cumulative Remedies. No failure by the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Lender or such Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.

13.3            Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Borrower or other Loan Party may assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and such consent shall not, unless otherwise provided in such consent, release the Borrowers or any Loan Party from its Obligations. Any assignment by a Borrower or other Loan Party which is not explicitly permitted hereunder shall be absolutely void ab initio. The Lender (with the consent of Borrowers which shall not be unreasonably withheld or delayed (and shall not be required if an Event of Default has occurred and is continuing), and which consent shall be deemed given if the Borrowers do not respond to such request within five (5) Business Days), may freely assign all or part of its rights and duties hereunder to any Person.

14.            GENERAL PROVISIONS.

14.1            Effectiveness. This Agreement shall be binding and deemed effective when executed by the Borrowers, the other Loan Parties (if any) and the Lender.

14.2            Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

14.3            Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or the Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

14.4            Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.5            Debtor-Creditor Relationship. The relationship between the Lender, on the one hand, and Borrowers and other Loan Parties (if any), on the other hand, is solely that of creditor and debtor, as applicable. Lender has not (and shall not be deemed to have) any fiduciary relationship or duty to the Borrowers or the Loan Parties arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Lender, on the one hand, and Borrowers and the other Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

14.6            Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

14.7            Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or the transfer to the Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable and actual out-of-pocket costs, expenses, and attorneys’ fees of the Lender related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

14.8            Lender Expenses. The Loan Parties agree to pay any and all Lender Expenses promptly after written demand therefor by the Lender (subject to the procedures set forth in the DIP Orders) and that such Obligations shall survive payment or satisfaction in full of all other Obligations.

14.9            Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

15.            Joint and Several Obligations. In addition to, and without limiting any term or provision of, THIS AGREEMENT, all Obligations hereunder and under the Loan Documents of each Borrower are joint and several. To the fullest extent permitted by applicable Law, the Obligations of each Borrower shall not be affected by (i) the failure of the LENDER to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by THE LENDER.

16.            Additional Loan Parties.

In the event a Loan Party is added to this Agreement as required hereunder, all references herein to Borrowers (other than Loans made to Borrowers) shall also apply to any such additional Loan Party, including, without limitation, the granting of a security interest in the Collateral and all representations, warranties, covenants and other obligations of Borrowers hereunder.

17.            Treatment of certain information.

The Lender agrees to treat as confidential all non-public information supplied by the Borrowers or any of other Loan Parties pursuant to the Loan Documents or otherwise in connection herewith (“Information”) and to use reasonable precautions to maintain such confidentiality, in accordance with its customary procedures for handling confidential information of the same nature; provided, however that nothing herein shall limit the disclosure of any such Information (i) to any Lender Related Person as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority provided, the Lender agrees, to the extent practicable, to notify the Borrowers prior to such disclosure and cooperate with the Borrowers in obtaining an appropriate protective order, (iii) to auditors or accountants, and any analogous counterpart thereof, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to the Loan Document or the enforcement of rights thereunder, (v) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Lender or such Lender on a confidential basis from a source other than the Borrowers or the other Loan Parties, or (C) was available to the Lender on a non-confidential basis prior its disclosure to it by the Borrowers, any other Loan Party, or any of their advisors, and (vi) to the extent the Borrowers shall have consented to such disclosure in writing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

SORRENTO THERAPEUTICS, INC.
SCINTILLA PHARMACEUTICALS, INC

By:	/s/ Mohsin Y. Meghji
Title: Chief Restructuring Officer

LENDER

JMB CAPITAL PARTNERS LENDING, LLC

By:	/s/ Vikas Tandon
Title: Chief Investment Officer

[Signature Page to Senior Secured, Super-Priority DIP Loan and Security Agreement]

EXHIBIT A

Form of Compliance Certificate

Date: _____________________, 202[ ]

This Compliance Certificate (this “Certificate”) is given to JMB Capital Partners Lending, LLC, a California limited liability company (together with its successors and assigns, the “Lender”), by Sorrento Therapeutics, Inc. and Scintilla Pharmaceuticals, Inc. as Borrowers, pursuant to Section 5.1 of that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement dated as of March 30, 2023 (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Loan Agreement”) among Borrowers, the Guarantors party thereto, and the Lender. Capitalized terms used and not defined herein have the meanings set forth in the Loan Agreement.

The Borrowers hereby certify that:

(a)            Borrowers are in compliance with the conditions precedent set forth in [Section 3.2] [Section 3.3] of the Loan Agreement;

(b)            the representations and warranties of the Borrowers contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c)            no Default or Event of Default shall have occurred and be continuing on the date of this Certificate, nor shall either result from the making of the Draw requested in connection with this Certificate;

(d)            the applicable DIP Order(s) remains in full force and effect on the date hereof and has not been, from the time of the entry of such order, modified or amended (unless otherwise approved by the Lender), reversed, stayed or subject to a motion for re-argument or reconsideration, or appealed; and

(e)            no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Draw has been issued and remains in force by any Governmental Authority against the Borrowers or, to the knowledge of the Borrowers, and the Lender.

Exhibit A-1

IN WITNESS WHEREOF, the Borrowers have caused this Certificate to be executed as of the date first written above.

SORRENTO THERAPEUTICS, INC.
SCINTILLA PHARMACEUTICALS, INC

By:
Name:
Title:

EXHIBIT B

Approved Budget

See attached.

EXHIBIT C

Reporting Requirements

(a)            Financial Reports. Borrowers shall furnish to the Lender, which, subject to the following sentence, shall be in a form reasonably satisfactory to the Lender, as soon as available and in any event within thirty (30) days after the end of each calendar month (or within such longer period as the Lender may agree to in its reasonable discretion), unaudited cash receipts and disbursements, asset and liability status and income statement for such calendar month and/or quarter, as applicable, for each of the Borrowers, all of which shall be certified on behalf of the Borrowers by an Authorized Person; provided that the unaudited cash receipts and disbursements, asset and liability status and income statements for the months of February and March, 2023, shall be delivered no later than April 30, 2023.

The information required under this clause (a) above may be satisfied by delivery of the monthly operating reports as filed in the Chapter 11 Cases.

(b)            Other Materials. The Borrowers shall furnish to the Lender, in form and substance satisfactory to Lender, as soon as available and in any event within three (3) Business Days after (A) the receipt by the Borrowers of copies of any reports and management control letters provided by the Borrowers’ independent accountants and (B) the request therefor by the Lender of such additional information, documents, statements, and other materials as the Lender may reasonably request from time to time in its sole discretion and which is reasonably capable of being obtained, produced or generated by the Borrowers within such three (3) Business Days period; provided that in no event shall the Borrowers be required to provide any information, documents, statements, and other materials that is subject to attorney-client or other privilege or that consists of attorney work product.

(c)            Updates. The Borrowers shall furnish to the Lender revisions to the schedules to any Loan Document to the extent necessary or appropriate (as determined by the Borrowers in the good faith exercise of their business judgment); provided, that delivery or receipt thereof by the Lender shall not constitute a waiver by the Lender or a cure of any Default or Event of Default resulting therefrom.

Exhibit C-1

EXHIBIT D

Notice of Borrowing

JMB Capital Partners Lending, LLC

205 S. Martel Avenue

Los Angeles, CA 90036                                                                                           Loan Request No. ___

Attention: Vikas Tandon

Ladies and Gentlemen:

The undersigned, as Administrative Borrower, executes and delivers this Notice of Borrowing (“Borrowing Notice”) in connection with the Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of March 30, 2023 (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) by and among Sorrento Therapeutics, Inc. and Scintilla Pharmaceuticals, Inc. (each, a “Borrower” collectively, the “Borrowers”), the guarantors party thereto, and JMB Capital Partners Lending, LLC, as lender (in such capacity, together with its successors and assigns in such capacity, “Lender”). Capitalized terms used in this Borrowing Notice without definition shall have the same meanings herein as they have in the Loan Agreement. This Borrowing Notice constitutes a Loan Document.

Pursuant to Section 2.2 of the Loan Agreement, Administrative Borrower hereby requests a Draw in the amount of ___________ Million Dollars ($ _____) to be made on ___________, 2023.

Administrative Borrower hereby represents and warrants to Lender that: (i) as of the date of this Borrowing Notice, the sum of the outstanding principal of the Loans under the Agreement (after giving effect to the Draw requested to be made on such date pursuant to this Request) plus the amount requested in any outstanding but unfunded Borrowing Notice does not violate Section 2.1 of the Loan Agreement; and (ii) Borrowers are in compliance with the conditions precedent set forth in [Section 3.1] [Section 3.2] of the Loan Agreement.

[Signature Page Follows]

Exhibit D-1

ADMINISTRATIVE BORROWER:

SORRENTO THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT E

GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of [ ], 2023, is entered into between [ ], a [ ] (the “New Subsidiary”) and JMB Capital Partners Lending, LLC, as Lender (in such capacity, together with its successors and assigns in such capacity, “Lender”) under that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of March 30, 2023 (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) by and among Sorrento Therapeutics, Inc. and Scintilla Pharmaceuticals, Inc. (each, a “Borrower” and collectively, the “Borrowers”), the guarantors party thereto and JMB Capital Partners Lending, LLC (the “Lender”). Capitalized terms used in this Agreement without definition shall have the same meanings herein as they have in the Loan Agreement. This Agreement constitutes a Loan Document.

The New Subsidiary and the Lender, hereby agree as follows:

1.            The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Loan Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (a) all of the representations and warranties of the Borrowers set forth in Article 4 of the Loan Agreement, (b) all of the covenants set forth in Articles 5 and 6 of the Loan Agreement and (c) all of the guaranty obligations set forth in Article 7 of the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Article 7 of the Loan Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Lender, as provided in Article 7 of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.            The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

3.            This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

4.            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

Exhibit E-1

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JMB CAPITAL PARTNERS LENDING, LLC, as Lender

By:
Name:
Title:

[Signature Page to Guarantor Joinder Agreement]